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TABLE OF CONTENTS 2

Filed pursuant to Rule 424(b)3
Registration Statement No. 333-202789

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Medium-Term Notes Due Nine Months or More from Date of Issue—Series B	$6,000,000,000	$697,200

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2)
The registration fee for these offerings has been partially previously paid in the amount of $80,781 with respect to unsold securities pursuant to Prospectus Supplements filed under Rule 424(b)(3) on April 25, 2014 and March 26, 2012 under Registration Statement No. 333-180342.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 16, 2015)

U.S. $6,000,000,000

Ford Motor Credit Company LLC

Medium-Term Notes
Due Nine Months or More from Date Of Issue — Series B

        Ford Motor Credit Company LLC plans to offer and sell the Notes with various terms. We will specify the final terms for each Note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement or term sheet.

        Investing in the Notes involves certain risks. See "Risk Factors" on page S-4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the attached prospectus or any pricing supplement or term sheet is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Agents' Discounts and Commissions		Proceeds to Ford Motor Credit Company
Per note	100.00%	(1)	0.05% - 0.875%	(2)	99.95% - 99.125%	(2)

(1)
Unless the pricing supplement provides otherwise, we will issue the notes at 100% of their principal amount.

(2)
Unless the pricing supplement provides otherwise, we will pay an agent a discount or commission ranging from 0.05% - 0.875% and the proceeds to us will be 99.95% - 99.125% of the principal amount of the notes offered.

        We are offering the notes on a continuing basis through the agents listed below. These agents are not required to sell any specific number or dollar amount of the notes but will use their reasonable best efforts to sell the notes offered. We may also appoint additional agents. We may also sell notes to the agents listed below or others, as principal, for resale to investors and other purchasers. In this prospectus supplement, persons who purchase notes from us as agent or as principal for resale are referred to as "agents". We may also sell notes without the assistance of an agent.

Lead Arranger
Morgan Stanley

Agents
ANZ Securities  Banca IMI  Barclays  BB Securities  BNP PARIBAS  BofA Merrill Lynch  Bradesco BBI
Citigroup     COMMERZBANK     Credit Agricole CIB     Credit Suisse     Deutsche Bank Securities
Goldman, Sachs & Co.     HSBC     J.P. Morgan     Lloyds Securities     Mizuho Securities     Morgan Stanley
RBC Capital Markets  RBS  SMBC Nikko  SOCIETE GENERALE  UniCredit Capital Markets  US Bancorp

The date of this Prospectus Supplement is August 13, 2015.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus and any related free writing prospectus required to be filed with the United States Securities and Exchange Commission ("SEC"). We have not, and the Agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the attached prospectus or any such free writing prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since this date.

        References in this prospectus supplement to "Ford Credit", "we", "us" or "our" are to Ford Motor Credit Company LLC.

 FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in "Item 1A — Risk Factors" and "Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations" of Ford Credit's Annual Report on Form 10-K for the year ended December 31, 2014 (the "2014 Annual Report on Form 10-K"), and Item 2 — Management's Discussion and Analysis of Financial Condition and Results of Operations in Ford Credit's Quarterly Reports on Form 10-Q for the quarters ending March 31, 2015 ("First Quarter 2015 Form 10-Q Report") and June 30, 2015 (the "Second Quarter 2015 Form 10-Q Report"), which are incorporated herein by reference.

        We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

RISK FACTORS

        Before purchasing any Notes, you should read carefully this prospectus supplement, the attached prospectus and the documents incorporated by reference herein, including risk factors discussions in Ford Credit's 2014 Annual Report on Form 10-K, First Quarter 2015 Form 10-Q Report, and Second Quarter 2015 10-Q Report for risk factors regarding Ford Credit and Ford Motor Company.

        In addition, your investment in the Notes is subject to certain risks, especially if the Notes involve in some way a foreign currency. This prospectus supplement does not describe all of the risks of an investment in the Notes, whether arising because the Notes are denominated in a currency other than U.S. dollars or because the return on the Notes is linked to one or more interest rate or currency indices or formulas. You should consult your own financial and legal advisors about the risks entailed by an investment in the Notes and the suitability of your investment in the Notes in light of your particular circumstances. The Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine amounts payable. Before investing in the Notes, you should consider carefully, among other factors, the matters described below.

Exchange Rates and Exchange Controls

        If you invest in foreign currency Notes and currency indexed Notes, your investment will be subject to significant risks not associated with investments in debt instruments denominated in U.S. dollars or U.S. dollar-based indexes. Such risks include the possibility of significant changes in the rate of exchange between the U.S. dollar and your payment currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. Ford Credit has no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and such volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative, however, of fluctuations that may occur in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent yield of your foreign currency Notes or currency indexed Notes, in the U.S. dollar-equivalent value of the principal or any premium payable at maturity of your Notes and, generally, in the U.S. dollar-equivalent market value of your Notes. The currency risks with respect to foreign currency Notes or currency indexed Notes you may purchase may be further described in the applicable pricing supplement or term sheet.

        Foreign exchange rates can either float or be fixed by sovereign governments. Governments, however, often do not voluntarily allow their currencies to float freely in response to economic forces. Instead, governments use a variety of techniques, such as intervention by that country's central bank, or the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments also may issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. Thus, an important risk in purchasing foreign currency Notes or currency indexed Notes for U.S. dollar-based investors is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with currency valuation that was previously freely determined, fluctuations in response to other market forces and the movement of currencies across borders. Ford Credit will make no adjustment or change in the terms of the foreign currency Notes or currency indexed Notes if exchange rates become fixed, or if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or other developments, affecting the U.S. dollar or any applicable currency occur.

        The Bank of New York Mellon, or such successor as Ford Credit may appoint, as the calculation agent will make all calculations relating to your foreign currency Notes or currency indexed Notes. All such determinations will, in the absence of clear error, be binding on holders of the Notes.

        For Notes with a specified currency other than U.S. dollars, Ford Credit may include in the applicable pricing supplement or term sheet information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

Foreign Currency Judgments

        The Indenture and the Notes, except to the extent specified otherwise in a pricing supplement, will be governed by, and construed in accordance with, the laws of the State of New York. As a holder of Notes, you may bring an action based upon an obligation payable in a currency other than U.S. dollars in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether in granting such judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency Notes would bear the risk of exchange rate fluctuations between the time the dollar amount of this judgment is calculated and the time U.S. dollars were paid to the holders.

Risks Associated with Indexed Notes

        If you invest in indexed Notes, your investment will be subject to significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a Note may result in lower (or no) interest compared to a conventional fixed rate debt security issued at the same time. Indexation of the principal of and/or premium on a Note may result in the payment of a lower amount of principal and/or premium (or no principal and/or premium) compared to the original purchase price of the Note. The value of an index can fluctuate based on a number of interrelated factors, including economic, financial and political events over which Ford Credit has no control. Additionally, if the formula specified to determine the amount of principal, premium and/or interest payable with respect to indexed Notes contains a multiple or leverage factor, that feature may magnify the effect of any change in the index. You should not view the historical experience of an index as an indication of its future performance.

Credit Ratings

        The credit ratings on the Notes may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. In addition, real or anticipated changes in Ford Credit's credit ratings generally will affect the market value of the Notes. Credit ratings are subject to review or change at any time at the option of each agency issuing a rating.

        For additional information about our credit ratings, see our most recent annual report on Form 10-K and subsequent quarterly and current reports on Form 10-Q and 8-K, respectively, filed with the SEC.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

        Ford Credit intends to use this prospectus supplement, the attached prospectus and related pricing supplements or term sheets to offer its Notes from time to time.

        This prospectus supplement provides you with certain terms of the Notes and supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will replace the inconsistent information in the prospectus.

        Each time Ford Credit issues Notes, a pricing supplement or term sheet will be prepared that will contain additional terms of the offering and the specific description of the Notes offered. A pricing supplement or term sheet also may add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a Note. The flexibility to set or negotiate individualized terms for Notes means that there will be transactions, particularly with Indexed Notes, that are quite complex. Frequently, the terms of the Notes will differ from the terms that are described in this prospectus supplement or term sheet. Any information in a pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

DESCRIPTION OF NOTES

        The following summary of certain terms of the Notes is not complete. For additional terms of the Notes, you should also read the Indenture, dated as of March 16, 2015 (the "Indenture"), between Ford Credit and The Bank of New York Mellon, as trustee, under which the Notes will be issued, which Indenture is an exhibit to Ford Credit's shelf registration statement (File No. 333-202789). The Indenture may be supplemented from time to time. The following description of the Notes supplements and, to the extent the descriptions are inconsistent, replaces the description of the general terms and provisions of the debt securities that is found under the heading "Description of Debt Securities" in the prospectus that is attached. The following descriptions will apply to each Note unless otherwise specified in the pricing supplement or term sheet.

General

        The Notes are being offered on a continuous basis.

        The Notes are direct, unsecured obligations of Ford Credit. The total public offering price of the Notes that are being offered using this prospectus supplement is $6,000,000,000 or its equivalent in one or more foreign currencies or composite currencies.

        The Notes rank equally with all of Ford Credit's unsecured senior debt. The Notes will be offered on a continuing basis and will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by Ford Credit. Interest-bearing Notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Some Notes may not bear interest. Notes may be issued at a premium over, or at significant discounts from, their principal amount payable at the stated maturity date, or on any date before the stated maturity date on which the principal or an installment of principal of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of Ford Credit, repayment at the option of the holder or otherwise. The stated maturity date or such prior date, as the case may be, is referred to as, a "Maturity." For further information regarding such discount notes, see "— Original Issue Discount Notes" and "Material United States.

        The amount of Notes or other debt obligations that Ford Credit may issue under the Indenture is not limited.

        The applicable pricing supplement relating to a Note will describe the following terms:

  •
  whether the Note will bear interest at a fixed rate or at a floating rate, or will not bear any interest;

  •
  the price (expressed as a percentage of the aggregate principal amount) at which the Note will be issued;

  •
  the date on which the Note will be issued;

  •
  the date on which the Note will mature;

  •
  if the Note is a fixed rate Note, the rate per annum at which the Note will bear interest and the interest payment dates, if different from those specified in the prospectus;

  •
  if the Note is a floating rate Note, the terms relating to the determination and payment of the variable interest rate and the interest payment dates, if different from those specified in the prospectus;

  •
  the record dates for interest payments, if different from those specified in the prospectus;

  •
  if the Note may be redeemed at our option, or repaid at the option of the holder, prior to the stated maturity, a description of the provisions relating to the redemption or repayment;

  •
  any sinking fund or other mandatory redemption provisions applicable to the Note;

  •
  if the Note will be issued as a certificated Note, a statement to that effect;

  •
  any other terms of the Note not inconsistent with the provisions of the indenture;

  •
  the identity of any additional agent through or to whom the Note is being sold; and

  •
  the amount of discounts or commissions to be paid to an agent if different from those specifically set forth in the distribution agreement which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

        Interest rates Ford Credit offers with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any transaction. Ford Credit may change the interest rates, interest rate formulae and other variable terms of the Notes from time to time, but no change will affect any Note already issued or as to which Ford Credit has accepted an offer to purchase. Ford Credit may offer notes with similar variable terms but different interest rates concurrently at any time. Ford Credit may also concurrently offer notes having different variable terms to different investors.

        Ford Credit may, without the consent of the holders of a prior issuance of its medium-term Notes, create and issue additional notes having the same ranking and the same interest rate, maturity and other terms as such Notes in all respects (or in all respects except for the issue date and the first payment of interest). Such additional notes will, together with the Notes previously issued, be considered part of the same issuance. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

        Unless specified otherwise in the applicable pricing supplement, the Notes will be denominated in U.S. dollars and all payments on the Notes will be made in U.S. dollars. For further information regarding Foreign Currency Notes, see "Risk Factors" and "Special Provisions Relating To Foreign Currency Notes".

        You must pay the purchase price of the Notes in immediately available funds.

        Unless specified otherwise in the pricing supplement or term sheet, the authorized denominations of Notes denominated in U.S. dollars will be in minimum denominations of $2,000 and integral multiples of $1,000. The authorized denominations of Foreign Currency Notes will be designated in the applicable pricing supplement or term sheet.

Book-Entry Debt Securities

        Except under certain circumstances, Ford Credit will issue the Notes in book-entry form only. This means that actual Notes or certificates will not be issued to you. Instead, a Global Security representing Notes with similar terms will be issued to and held by The Depository Trust Company ("DTC") or its nominee. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have an account with an institution, such as a brokerage firm, that has an account with DTC. For a more complete description of Book-Entry Debt Securities, see "Description of Debt Securities — Global Securities" in the accompanying prospectus.

        Payments of principal of, premium if any, and interest on the Notes represented by a Global Security will be made in same-day funds to DTC in accordance with arrangements then in effect between The Bank of New York Mellon, or its successor as trustee (the "Trustee") and DTC.

Optional Redemption, Repayment and Repurchase

        Ford Credit will indicate in the pricing supplement or term sheet for a Note whether it will have the option to redeem the Note before the stated maturity and the price or prices at which, and date or dates on which, redemption may occur. If Ford Credit is permitted to redeem a Note by its terms, Ford Credit may exercise the option by notifying the Trustee at least 45 days prior to the redemption date. At least 30 but not more than 60 days before the redemption date, the Trustee will mail notice or cause the paying agent to mail notice of redemption to the Holders. If Ford Credit partially redeems a Note, it will issue a new Note or Notes for the unredeemed portion.

        The pricing supplement or term sheet relating to a Note also will indicate whether you will have the option to elect repayment prior to the stated maturity and the price and the date or dates on which, repayment may occur.

        For a Note to be repaid at your option, the Trustee must receive at least 30 but not more than 60 days prior to an optional repayment date, such Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed. You also may send the Trustee a facsimile or letter from a member of a national securities exchange or FINRA or a commercial bank or trust company in the United States describing the particulars of the repayment, including a guarantee that the Note and the form entitled "Option to Elect Repayment" will be received by the Trustee no later than five Business Days after such facsimile or letter. If you present a Note for repayment, such act will be irrevocable. You may exercise the repayment option for less than the entire principal of the Note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your Note will be cancelled, and we will issue a new Note or Notes for the remaining principal amount.

        DTC or its nominee will be the holder of each Global Security and will be the only party that can exercise a right of repayment and is the only party entitled to notice of our intention to redeem a note. If you are a beneficial owner of a Global Security and you want to exercise your right of repayment, you must instruct your broker or indirect participant through which you hold a Note interest to notify DTC. You should consult your broker or such indirect participant to discuss the appropriate cut-off times and any other requirements for giving this instruction. The giving of any such instruction will be irrevocable.

        If a Note is an Original Issue Discount Note (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an Original Issue Discount Note will be equal to (i) the issue price specified in the applicable pricing supplement or term sheet plus (ii) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the pricing supplement or term sheet (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an Original Issue Discount Note exceed its principal amount.

        Ford Credit may at any time purchase Notes at any price in the open market or otherwise. Ford Credit may hold, resell or surrender for cancellation any Notes that we purchase.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

        Unless indicated otherwise in the applicable pricing supplement or term sheet, Ford Credit will denominate the Notes in U.S. dollars, will make principal and interest payments on the Notes in U.S. dollars and you must pay the purchase price of the Notes in immediately available funds. If any of the Notes ("Foreign Currency Notes") are to be denominated or payable in a currency or basket of currencies other than U.S. dollars (a "specified currency"), the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of Notes set forth in the accompanying prospectus and elsewhere in this prospectus supplement.

        A pricing supplement or term sheet with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement. Any information Ford Credit furnishes you concerning exchange rates is furnished as a matter of information only and you should not regard it as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Currencies

        Ford Credit may offer Foreign Currency Notes denominated and/or payable in a specified currency or currencies. Unless indicated otherwise in the applicable pricing supplement or term sheet, you are required to pay for Foreign Currency Notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, at your request on or prior to the third Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the Agent or other person who presents such offer to purchase Foreign Currency

Notes to Ford Credit, such Agent or other person may be prepared to arrange for the conversion of U.S. dollars into the applicable specified currency set forth in the applicable pricing supplement to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the Agent or other person on such terms and subject to such conditions, limitations and charges as the Agent or other person may from time to time establish in accordance with their regular foreign exchange practices. If you purchase Foreign Currency Notes you will pay all costs of exchange.

        The applicable pricing supplement or term sheet will set forth information about the specified currency in which a particular Foreign Currency Note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, and, in the case of a basket of currencies, will include a description of such basket and a description of provisions for payment in the event such currency basket is no longer used for the purposes for which it was established.

Payment of Principal and Interest

        Ford Credit will pay the principal of and interest on Foreign Currency Notes in the specified currency. Currently, banks do not generally offer non-U.S. dollar denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, if you are a holder of Foreign Currency Notes you will be paid in U.S. dollars converted from the specified currency unless you elect to be paid in the specified currency or unless the applicable pricing supplement or term sheet provides otherwise.

        If you hold a Foreign Currency Note Ford Credit will base any U.S. dollar amount that you are owed on the highest bid quotation in The City of New York received by Ford Credit's agent specified in the applicable pricing supplement (the "Exchange Rate Agent") at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by Ford Credit for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available, Ford Credit will make payments in the specified currency. All currency exchange costs will be borne by the holders of the Foreign Currency Note by deductions from such payments.

        Unless Ford Credit indicates otherwise in the applicable pricing supplement or term sheet, as a holder of Foreign Currency Notes you may elect to receive payment of the principal of and interest on the Foreign Currency Notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the Trustee in The City of New York on or prior to the Regular Record Date or at least fifteen calendar days prior to the maturity date, as the case may be. You may make this request in writing (mailed or hand delivered) or sent by facsimile transmission. As a holder of a Foreign Currency Note you may elect to receive payment in the specified currency for all principal and interest payments and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the Regular Record Date or at least fifteen calendar days prior to the maturity date, as the case may be. If your Foreign Currency Notes are held in the name of a broker or nominee, you should contact your broker or nominee to determine whether and how you may elect to receive payments in the specified currency.

        If a Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and will be entitled to all payments on the Note. Although DTC can hold Notes denominated in foreign currencies, all payments to DTC will be made in U.S. dollars. Accordingly, a beneficial owner of the related Global Security who elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the maturity, as the case may be, of such beneficial owner's election. The Participant must notify DTC of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the maturity, as the case may be, and DTC will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the maturity, as the case may be. If the Participant receives complete instructions from the beneficial owner and such instructions are forwarded by the Participant to DTC, and by DTC to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. See "Description of Notes — Book-Entry Debt Securities."

        Ford Credit will pay principal and interest on Foreign Currency Notes to be paid in U.S. dollars in the manner specified in the attached prospectus and this prospectus supplement with respect to Notes denominated in U.S. dollars. See "Description of Notes — General". Ford Credit will pay interest on Foreign Currency Notes in the specified currency by check mailed on the relevant Interest Payment Date to the persons entitled thereto to the address of such holders as they appear in the Security Register or, at Ford Credit's option by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at maturity will be paid in immediately available funds upon surrender of such Notes at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer to such bank account.

Payment Currency

        If a specified currency is not available for the payment of principal, premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond Ford Credit's control, Ford Credit will be entitled to satisfy its obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified as otherwise determined) by the Federal Reserve Bank of New York (the "Market Exchange Rate") as computed by the Exchange Rate Agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable pricing supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the Indenture with respect to the Notes.

        All determinations referred to above made by the Exchange Rate Agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

        As indicated above, if you invest in Foreign Currency Notes or Currency Indexed Notes your investment will be subject to substantial risks, the extent and nature of which change continuously. As with any investment that you make in a security, you should consult your own financial and legal advisors as to the risks entailed in an investment in Foreign Currency Notes or Currency Indexed Notes. Such Notes are not an appropriate investment for you if you are unsophisticated with respect to foreign currency matters.

UNITED STATES TAXATION

        The following summary accurately describes, subject to the limitations stated below, the material United States federal income tax consequences of the purchase, ownership, and disposition of a Note, and is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as of the date of this prospectus supplement and, all of which are subject to change, possibly with retroactive effect, and to different interpretations. This summary provides general information only and does not address all of the U.S. federal income tax consequences that may be applicable to you as a holder of a Note. In particular, it does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the U.S. federal income tax law, such as

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  individual retirement and other tax-deferred accounts,

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  dealers in securities or currencies,

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  financial institutions,

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  partnerships and pass-through entities (or entities and arrangements treated as such for U.S. federal income tax purposes),

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  life insurance companies,

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  tax-exempt organizations,

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  persons holding Notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments,

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  controlled foreign corporations,

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  U.S. expatriate, or

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  United States persons (as defined below) whose functional currency is other than the U.S. dollar.

        This summary also does not discuss the Medicare tax on net investment income or the tax consequences to subsequent purchasers of Notes or to investors who do not hold Notes as capital assets (generally assets held for investment purposes).

        The U.S. federal income tax consequences of purchasing, holding or disposing of a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable pricing supplement. The precise U.S. federal income tax consequences of purchasing, holding or disposing of certain Floating Rate Notes, Foreign Currency Notes (other than Single Foreign Currency Notes, as defined below), Indexed Notes, Extendible Notes, Renewable Notes will be set out in the applicable pricing supplement and may be different from the general summary below.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) acquires notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors concerning the U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by the partnership.

        You are urged to consult your own tax advisor concerning the application of the U.S. federal income tax law to your particular situation as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction.

        For the purposes of this discussion, a "Single Foreign Currency Note" shall mean a Note on which all payments which you are entitled to receive are denominated in or determined by reference to the value of a single, non-hyper inflationary Foreign Currency. "Foreign Currency" shall mean a currency or currency unit, other than the U.S. dollar.

United States Persons

        The following discussion describes the material U.S. federal income tax consequences to a holder of a Note who is a beneficial owner of such Note and who is a "United States person". You are a "United States person" for U.S. federal income tax purposes if you are

  •
  an individual who is a citizen or resident of the United States,

  •
  an estate subject to U.S. federal income taxation without regard to the source of its income,

  •
  an entity that is a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or

  •
  a trust for which a valid election to be treated as a United States person is in effect or if both (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

Payments of Interest on Notes that are not Original Issue Discount Notes

        Except as discussed below under "Original Issue Discount Notes" and "Short-Term Notes" or as set forth in the applicable pricing supplement, interest on a Note will be taxable to you as ordinary interest income at the time it is accrued or received in accordance with your method of accounting for U.S. federal income tax purposes. If you use the cash method of accounting, the amount you will be required to include in income in the case of a Note that is denominated in or determined with reference to a Foreign Currency, will be the U.S. dollar value of the amount paid (determined on the basis of the "spot rate" on the date such payment is received) regardless of whether the payment is in fact converted into U.S. dollars. No foreign exchange gain or loss will be recognized with respect to the receipt of such interest (although foreign exchange gain or loss may result from a subsequent disposal of said Foreign Currency).

        Except where you have made a Spot Rate Convention Election (as defined below), if you use the accrual method of accounting or are otherwise required to accrue interest income prior to receipt, the amount you will be required to include in income for a taxable year in the case of a Note that is denominated in or determined with reference to a Foreign Currency will be the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest has accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by you). Upon receipt of an interest payment in a Foreign Currency, (including a payment attributable to accrued but unpaid interest upon the sale or exchange of a Note), you will recognize foreign exchange gain or loss, treated as ordinary gain or loss, in an amount equal to the difference between

  (i)
  the U.S. dollar value of the Foreign Currency received (determined on the basis of the "spot rate" on the date such payment is received), and

  (ii)
  the U.S. dollar value of the interest income that you have previously included in income with respect to such payment, as calculated using the average rate discussed above.

Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Internal Revenue Service.

        You may elect to translate accrued interest into U.S. dollars at the "spot rate" on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the "spot rate" on the last day of the taxable year (a "Spot Rate Convention Election"). Additionally, if a payment of interest is received within five business days of the last day of the accrual period, you may instead elect to translate such accrued interest into U.S. dollars at the "spot rate" on the day of receipt. Any such election will apply to all debt instruments held by you at the beginning of the first taxable year to which the election applies or thereafter acquired by you and cannot be revoked without the consent of the Internal Revenue Service.

        For purposes of this discussion, the "spot rate" generally means a rate that reflects a fair market rate of exchange available to the public for currency under a "spot contract" in a free market and involving representative amounts. A "spot contract" is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the Internal Revenue Service has the authority to determine the spot rate.

Purchase, Sale, Exchange or Retirement of Notes

        Your tax basis in a Note generally will be the U.S. dollar cost of the Note to you (which in the case of a Note purchased with Foreign Currency will be determined by translating the purchase price at the spot rate on the date of purchase, or in the case of a Note that is traded on an established securities market as defined in applicable Treasury regulations, on the settlement date if you are a cash method taxpayer or an accrual basis taxpayer that so elects), increased by any original issue discount, market discount or acquisition discount (each as defined below) previously included in your gross income (as described below), and reduced by any amortized premium (as described below) and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below).

        Upon the sale, exchange or retirement of a Note, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (or the U.S. dollar value at the spot rate on the date of the sale, exchange or retirement of the amount realized in Foreign Currency, or in the case of a Note that is traded on an established securities market, on the settlement date if you are a cash basis taxpayer or an accrual basis taxpayer that so elects), except to the extent such amount is attributable to accrued interest (which will be treated as interest as described above), and your tax basis in the Note. Except with respect to

  (i)
  gains or losses attributable to changes in exchange rates (as described in the next paragraph),

  (ii)
  gain attributable to market discount (as described below), and

  (iii)
  gain on the disposition of a Short Term Note (a described below),

gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

        Gain or loss recognized by you on the sale, exchange or retirement of a Foreign Currency Note that is attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Internal Revenue Service. Gain or loss attributable to changes in exchange rates will be recognized on the sale, exchange or retirement of a Foreign Currency Note only to the extent of the total gain or loss recognized on such sale, exchange or retirement.

Exchange of Foreign Currency

        Your tax basis in Foreign Currency purchased by you generally will be the U.S. dollar value thereof at the spot rate on the date such Foreign Currency is purchased. Your tax basis in Foreign Currency received as interest on, or on the sale, exchange or retirement of, a Single Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time such Foreign Currency is received. The amount of gain or loss recognized by you on a sale, exchange or other disposition of Foreign Currency will be equal to the difference between (i) the amount of U.S. dollars, the U.S. dollar value at the spot rate of the Foreign Currency, or the fair market value in U.S. dollars of the property that you receive in the sale, exchange, or other disposition and (ii) your tax basis in the Foreign Currency.

        Accordingly, if you purchase a Note with Foreign Currency, you will recognize gain or loss in an amount equal to the difference, if any, between your tax basis in the Foreign Currency and the U.S. dollar value at the spot rate of the Foreign Currency on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Internal Revenue Service. Any exchange gain or loss will generally be treated as U.S. source income or loss.

Subsequent Interest Periods and Extension of Maturity

        If so specified in the pricing supplement relating to a Note, Ford Credit may have the option (a) to reset the interest rate, in the case of a Floating Rate Note, and/ or (b) to extend the Maturity of such Note. See "Description of Debt Securities — Interest" and "Description of Debt Securities — Extendible Notes" in the attached Prospectus. In the event that such an option has been exercised and you do not elect to have Ford Credit repay such Notes the tax treatment to you will depend on the revised terms established for such Notes by Ford Credit pursuant to the exercise of such option. Depending on the particular circumstances, you may be treated as having surrendered such Notes for new Notes with the revised terms in either a taxable exchange or a recapitalization qualifying for nonrecognition of gain or loss.

Original Issue Discount Notes

        The following summary is a general description of U.S. federal income tax consequences to you as a holder of a Note issued with original issue discount (an "Original Issue Discount Note") and is based on the provisions of the Code and on certain Treasury Regulations promulgated thereunder relating to original issue discount (the "OID Regulations").

        For U.S. federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of each Original Issue Discount Note over its issue price, if such excess is greater than or equal to a de minimis amount (generally 1/4 of 1% of the Original Issue Discount Note's stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date). The issue price of an issue of Original Issue Discount Notes that is issued for cash will be equal to the first price at which a substantial amount of such Notes is sold for money. For this purpose, sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored. The stated redemption price at maturity of an Original Issue Discount Note is the sum of all payments provided by the Original Issue Discount Note other than payments of "qualified stated interest". Under the OID Regulations, "qualified stated interest" includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as described below with respect to Short-Term Notes, you will be required to include original issue discount in taxable income as it accrues before the receipt of cash attributable to such income, regardless of your method of accounting for U.S. federal income tax purposes. Special rules for Variable Rate Notes are described below under "Variable Rate Notes". If you hold a Note with a de minimis discount, you must include any de minimis original issue discount in income as capital gain on a pro rata basis as principal payments are made on the Note.

        The amount of original issue discount includible in taxable income by you, as an initial holder of an Original Issue Discount Note, is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which you held such Note ("accrued original issue discount"). Generally, the daily portion of the original issue discount is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to such accrual period. Under the OID Regulations, the "accrual periods" for an Original Issue Discount Note may be selected by you, may be of any length, and may vary in length over the term of an Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period.

        The amount of original issue discount allocable to each accrual period is equal to the excess (if any) of

  (a)
  the product of an Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on a constant yield basis, compounded at the close of each accrual period and adjusted for the length of such accrual period), over

  (b)
  the amount of qualified stated interest, if any, payable on such Original Issue Discount Note and allocable to such accrual period.

The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period generally is the issue price of an Original Issue Discount Note increased by the accrued original issue discount allocable for all prior accrual periods and reduced by any prior payment on the Original Issue Discount Note other than a payment of qualified stated interest. Under these rules, as a holder of an Original Issue Discount Note, you generally will have to include in taxable income increasingly greater amounts of original issue discount in successive accrual periods.

        Original issue discount on an Original Issue Discount Note that is also a Foreign Currency Note will be determined for any accrual period in the applicable Foreign Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, including the application of a Spot Rate Convention Election. See "Payments of Interest on Notes that are not Original Issue Discount Notes". Likewise, upon receipt of a payment attributable to original issue discount (whether in connection with a payment of interest or the sale, exchange or retirement of an Original Issue Discount Note), you will recognize exchange gain or loss to the extent of the difference between your basis in the accrued original issue discount (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the spot rate on the date of payment). Generally, any such exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in administrative pronouncements of the Internal Revenue Service. For this purpose, all payments on a Note will be viewed first as the payment of qualified stated interest (determined under the original issue discount rules), second as payments of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the payment of principal.

        If your tax basis in an Original Issue Discount Note immediately after purchase exceeds the adjusted issue price of the Original Issue Discount Note (the amount of such excess is considered "acquisition premium") but is not greater than the stated redemption price at maturity of such Original Issue Discount Note, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the acquisition premium properly allocable to such year.

        If you purchase an Original Issue Discount Note for an amount in excess of the stated redemption price at maturity, you do not include any original issue discount in income and generally may be subject to the "bond premium" rules. See "Amortizable Bond Premium", below. If you have a tax basis in an Original Issue Discount Note that is less than the adjusted issue price of such Original Issue Discount Note, the difference may be subject to the market discount provisions discussed below. See "Market Discount".

Constant Yield Election

        Under the OID Regulations, you may elect to include in gross income all interest that accrues on such Note as original issue discount using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium. Special rules, exceptions, and limitations apply to elections made with respect to Notes issued with amortizable bond premium or market discount, including that you would be deemed by virtue of making a constant yield election to have made an election to amortize bond premium or accrue market discount. Market discount and amortizable bond premium are discussed below. Once made with respect to a Note, the election cannot be revoked without the consent of the Internal Revenue Service. If considering an election under these rules, you should consult a tax advisor.

Market Discount

        If you purchase a Note (other than an Original Issue Discount Note or a Short-Term Note) for an amount that is less than its stated redemption price at maturity, or purchased an Original Issue Discount Note for less than its "revised issue price" (as defined under the Code) as of the purchase date, the amount of the difference will be treated as "market discount" unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, you will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange or retirement of a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Further, a disposition of a Note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such Note had been sold at its then fair market value. In addition, if you purchase a Note with market discount, you may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note or its earlier disposition in a taxable transaction.

        Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of a Note, unless you elect to accrue market discount under the rules applicable to original issue discount. You may elect to include market discount in income currently as it accrues (as ordinary income), in which case the rules described above regarding the deferral of interest deductions and ordinary income treatment upon a disposition or partial principal payment will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. This election may be revoked without the consent of the Internal Revenue Service.

        With respect to a Single Foreign Currency Note, market discount is determined in the applicable Foreign Currency. If you do not elect current inclusion, accrued market discount is translated into U.S. dollars at the spot rate on the date of disposition. No part of such accrued market discount is treated as exchange gain or loss. If you elect current inclusion, the amount currently includible in income for a taxable year is the U.S. dollar value of the market discount that has accrued during such year, determined by translating such market discount at the average rate of exchange for the period or periods during which it accrued. In such case, you will recognize exchange gain or loss with respect to accrued market discount under the same rules as apply to accrued interest on a Single Foreign Currency Note received by a holder on the accrual basis. See "Payments of Interest on Notes that are not Original Issue Discount Notes".

Amortizable Bond Premium

        Generally, if your tax basis in a Note exceeds the stated redemption price at maturity of such Note, such excess may constitute amortizable bond premium that you may elect to amortize as an offset to interest income on the Note under the constant interest rate method over the period from your acquisition date to the Note's maturity date. If you make this election, it generally will apply to all debt instruments that you hold or acquire on or after the first day of the first taxable year to which such election applies, and you may not revoke this election without the consent of the Internal Revenue Service. Under certain circumstances, amortizable bond premium may be determined by reference to an early call date. Special rules apply with respect to certain Notes, including Variable Rate Notes, Notes subject to contingencies and Single Foreign Currency Notes. If you elect to amortize premium, you will be required to reduce your tax basis in the Note by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the Note. Therefore, if you do not elect to amortize premium and you hold the Note to maturity, you generally will be required to treat the premium as a capital loss when the Note matures.

Variable Rate Notes

        A "Variable Rate Note" is a Note that

  (i)
  has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of .015 multiplied by the product of (x) the total noncontingent principal payments, and (y) the number of complete years to maturity from the issue date, or 15 percent of the total noncontingent principal payments, and

  (ii)
  does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

Floating rate notes that are not Variable Rate Notes may be subject to special rules. See the applicable pricing supplement and "Notes Subject to Contingencies Including Optional Redemption."

        A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day. A variable rate is a "qualified floating rate" if

  (i)
  variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated, or

  (ii)
  it is equal to the product of such a rate and either (a) a fixed multiple that is greater than .65 but not more than 1.35, or (b) a fixed multiple greater than .65 but not more than 1.35, increased or decreased by a fixed rate.

If a Note provides for two or more qualified floating rates that (i) have values within 0.25 percentage points of one another on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A variable rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

        An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

        If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percent, or (ii) the value of the qualified floating rate or objective rate on the issue date is intended to approximate the fixed rate, then the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.

        Under these rules, Commercial Paper Rate Notes, LIBOR Notes, EURIBOR Notes, Treasury Rate Notes, CD Rate Notes, Federal Funds Rate Notes, Prime Rate Notes, and CMT Rate Notes generally will be treated as Variable Rate Notes.

        In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash or in property (other than debt instruments of Ford Credit) at least annually, all stated interest on the Note is qualified stated interest and the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period, as described in the previous sentence.

        If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and original issue discount accruals on the Note are generally determined by

  (i)
  determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note),

  (ii)
  constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above),

  (iii)
  determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument, and

  (iv)
  making the appropriate adjustments to qualified stated interest or original issue discount to account for actual variable rates during the applicable accrual period.

        If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and original issue discount accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note, as of the issue date, would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

Short-Term Notes

        In general, if you are an individual or other cash method holder of a Note that matures one year or less from the date of its issuance (a "Short-Term Note"), you are not required to accrue original issue discount on such Note unless you have elected to do so. For purposes of determining whether a Note is a short-term Note, the Note matures on the last possible date it could be outstanding under its terms. If you report income for U.S. federal income tax purposes under the accrual method, however, or if you are an electing holder, you are required to accrue original issue discount (unless you elect to accrue "acquisition discount" in lieu of original issue discount) and stated interest (if any) on such Note. "Acquisition discount" is the excess of the stated redemption price at maturity of the Short-Term Note over the holder's tax basis in the Short-Term Note at the time of the acquisition. If you are not required and do not elect to accrue original issue discount on a Short-Term Note, any gain realized on the sale, exchange or of retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of sale, exchange or retirement, and you will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Short-Term

Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily compounding).

        In the case of a Short-Term Note that is also a Single Foreign Currency Note, the amount of original issue discount or acquisition discount subject to current accrual and the amount of any exchange gain or loss on a sale, exchange or retirement are determined under the same rules that apply to accrued interest on a Single Foreign Currency Note held by a holder on the accrual basis. If you are not required to and do not elect to accrue original issue discount or acquisition discount you will determine exchange gain or loss with respect to accrued original issue (or acquisition) discount on a sale, exchange, retirement or maturity of a Short-Term Note in the same manner that a cash basis holder would account for interest income on a Single Foreign Currency Note. See "Payments of Interest on Notes that are not Original Issue Discount Notes".

        The market discount rules described above will not apply to a Short-Term Note.

Notes Subject to Contingencies Including Optional Redemption

        The Notes may be subject to contingencies, including optional redemption, as specified in the applicable pricing supplement or term sheet. Contingencies could implicate the provisions of the Treasury Regulations relating to "contingent payment debt instruments" which, if applicable, could cause the timing, amount and character of your income to be different than as described herein. If Notes are subject to contingencies, other than remote contingencies, you will see a disclosure in the pricing supplement.

        In general, the following rules apply if a Note provides for an alternative payment schedule applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and one of such payment schedules is more likely than not to occur or the Note provides Ford Credit or you with an unconditional option or options exercisable on one or more dates during the term of the Note. If based on all the facts and circumstances as of the issue date a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, then in general, the yield and maturity of the Note are computed based on this payment schedule.

        Notwithstanding the general rules for determining yield and maturity in the case of Note subject to contingencies, if Ford Credit has or you have an unconditional option or options that, if exercised would require payments to be made on the Notes under an alternative payment schedule or schedules, then (1) in the case of an option or options exercisable by Ford Credit, Ford Credit will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (2) in the case of your option or options, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield of the Note. For purposes of these calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the stated maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount at maturity.

        If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances"), then except to the extent that a portion of the Note is repaid as a result of a change in circumstances and solely for purposes of the accrual of original issue discount, the Note is treated as retired and then reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

Non-United States Persons

        The following discussion will apply to you if you are a holder who is a beneficial owner of a Note and you are not a United States person or treated as a partnership for U.S. federal income tax purposes.

        Subject to the discussions of backup withholding and FATCA below, payments of principal, premium, if any, and interest (including original issue discount) by Ford Credit or its agent (in its capacity as such) to you will generally not be subject to U.S. federal withholding tax provided, in the case of interest (including original issue discount) that

  (i)
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of Ford Motor Company's stock entitled to vote,

  (ii)
  you are not a controlled foreign corporation for U.S. tax purposes that is related to us through stock ownership, and

  (iii)
  either

  (A)
  you provide Ford Credit or Ford Credit's agent with a properly completed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that among other things, you are not a United States person and provide your name and address, or

  (B)
  a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to Ford Credit or Ford Credit's agent, under penalties of perjury, that, among other things, the certification described in clause (A) hereof has been received from you or by another financial institution acting for you and provides a copy of such certification to Ford Credit or Ford Credit's agent

        If you cannot satisfy the requirements of the exception described above, payments of interest (including original issue discount) made to you generally will be subject to a 30% U.S. federal withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless you provide Ford Credit or Ford Credit's paying agent, as the case may be, with a properly executed (A) IRS Form W-8BEN or W-8BEN-E claiming an exemption from withholding under the benefit of a tax treaty, or (B) IRS Form W-8ECI stating that interest paid on the Note is not subject to U.S. federal withholding tax because it is effectively connected with the conduct of your trade or business in the United States.

        If you are engaged in a trade or business in the United States and premium, if any, or interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment in the United States), although exempt from U.S. federal withholding tax as discussed in the preceding paragraph (by reason of the delivery of a properly completed IRS Form W-8ECI), you will generally be subject to U.S. federal income tax on such premium, if any, and interest (including original issue discount) in the same manner as if you are a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, subject to adjustments.

        Subject to the discussions of backup withholding and FATCA below, any capital gain realized upon the sale, exchange or retirement of a Note by you will not be subject to U.S. federal income or withholding taxes unless (i) such gain is effectively connected with your U.S. trade or business, or (ii) if you are an individual, you are present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

        If you are an individual and are not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of your death, Notes held by you at the time of your death will not be subject to U.S. federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with your U.S. trade or business and you have not owned, actually or constructively, 10% or more of the total combined voting power of all classes of Ford Motor Company's stock entitled to vote, (and are otherwise eligible for the exemption from U.S. federal income tax described above, without regard to the certification requirement).

Backup Withholding and Information Reporting

        For a beneficial owner of a Note that is a United States person, the backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest (including original issue discount) on a Note and to certain payments of proceeds of the sale or retirement of a Note. Ford Credit, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at the applicable rate if you fail to furnish your taxpayer identification number (generally you social security number or employer identification number) on IRS Form W-9, to certify that you are not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are not subject to the backup withholding and reporting requirements.

        For a beneficial owner of a Note that is not a United States person, backup withholding and information reporting generally will not apply to payments made by us or Ford Credit's agent (in its capacity as such) to you if you have provided the required certification. The certification procedures required to claim the exemption from U.S. federal withholding tax on payments on a Note described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. However, Ford Credit and other payors may be required to report payments of interest (including original issue discount) and amounts withheld, if any, to the Internal Revenue Service even if the payments are not otherwise subject to information reporting or withholding. Copies of information returns may be provided to the tax authorities in your country of residence pursuant to a treaty or other agreement.

        Payments of the proceeds from a sale or retirement of a Note made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding except that if the broker is a United States person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, a foreign partnership with specific connections to the United States, or, a U.S. branch of a foreign bank or insurance company, information reporting may apply to such payments. Payments of the proceeds from the sale or retirement of a Note to or through the U.S. office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies other conditions or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you may be claimed as a credit against your U.S. federal income tax liability provided that you timely furnish required information to the Internal Revenue Service.

FATCA

        If you are not a United States person, you should be aware that U.S. federal tax legislation ("FATCA") provides that a 30% U.S. federal withholding tax will be imposed on certain payments (which could include interest in respect of Notes and gross proceeds from their sale, exchange or other disposition) made to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity identify and provide information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and U.S. owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial direct and indirect U.S. owners of such entity.

        FATCA withholding currently will apply to all payments of interest on the Notes but generally will not apply to payments of gross proceeds from the sale, exchange or other disposition of Notes occuring before January 1, 2017.

        The United States has entered into (and may enter into more) intergovernmental agreements ("IGAs") with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules. If you are not a United States person you should consult your own tax advisors regarding the potential application and impact of these requirements based on your particular circumstances.

Treasury Regulations Requiring Disclosure of Reportable Transactions

        Pursuant to Treasury Regulations, if you are a United States person that recognizes a loss on the sale or exchange of Notes due to changes in foreign exchange rates, or you otherwise recognize an exchange loss, you may be required to disclose the transaction as a "reportable transaction" on IRS Form 8886 (or successor form) in the event that your loss equals or exceeds $50,000 if you are an individual or trust, or higher amounts for certain other types of holders. Additionally, if you recognize a loss on the sale or exchange of Notes due to other circumstances, you may be required to disclose the transaction as a reportable transaction in the event the loss equals or exceeds $2,000,000 in any single taxable year (or $4,000,000 in any combination of taxable years) if you are an individual, S corporation or trust, or in the event the loss equals or exceeds higher amounts if you are any other type of holder.

        Ford Credit has included the U.S. federal income tax discussion above for your general information only and it may not be applicable depending upon your particular situation. You should consult your tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws (and any applicable tax treaties) and the possible effects of changes in U.S. federal or other tax laws.

 PLAN OF DISTRIBUTION

        Ford Credit is offering the Notes on a continuous basis through the agents listed at the bottom of the front cover of this prospectus supplement. The agents have agreed to use their reasonable best efforts to solicit orders to purchase Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, Ford Credit will pay an agent a commission ranging from 0.05% to 0.875% of the principal amount of a note sold through such agent, depending upon its stated maturity or, with respect to a note for which the stated maturity is in excess of five years, a commission agreed to at the time of sale.

        Ford Credit may also arrange for Notes to be sold through any agent acting as principal or Ford Credit may sell Notes directly to investors. Ford Credit also may sell Notes to any agent as principal for the agent's account at a price agreed upon at the time of sale. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a note of identical maturity. Any agent may sell any Notes purchased by it as principal to investors at a fixed public offering price or at prevailing market prices, or at a related price, as determined by the agent. If Ford Credit sells Notes directly to investors, no commission or discount will be paid to the agents.

        Ford Credit may also enter into separate arrangements with firms other than the agents which allow such firms to purchase all or a portion of the Notes for resale to the public. The name of any firm, the underwriting discount and the initial public offering price for such Notes will be set forth on the cover page of the pricing supplement delivered in connection with the offering and sale of the applicable Notes.

        One or more of the agents may not be U.S.-registered broker-dealers. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers.

        Ford Credit reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders or proposed purchases in whole or in part. The agents also have the right, using their reasonable discretion, to reject any proposed purchase of the Notes in whole or in part.

        Agents may sell Notes purchased from Ford Credit as principal to other dealers for resale to investors and other purchasers and may provide all or any portion of the discount received in connection with their purchase from Ford Credit to these dealers. An agent may allow, and dealers may re-allow, a discount to certain other dealers. After the initial offering of the Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the discount may be changed. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

        The Notes will not have an established trading market when issued. We do not intend to list the Notes on any securities exchange. The agents may make a market in the Notes, but are not obligated to do so and may discontinue any market-making at any time without notice. The agents may purchase and sell Notes in the secondary market from time to time, but the agents are not obligated to do so, and there can be no assurance that a secondary market for the Notes will develop or that if a secondary market develops it will be maintained or be liquid.

        The agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act. Ford Credit has agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with this indemnification.

        Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the City of New York on the date of settlement.

        In connection with an offering of Notes purchased by one or more agents as principal on a fixed price basis, the applicable agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the agent or agents creates or create, as the case may be, a short position in Notes (i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement), they may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of these types of purchases.

        Neither Ford Credit nor any of the agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the Notes. In addition, neither Ford Credit nor any of the agents makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

        In addition to the offerings of Notes described herein, debt securities having terms substantially similar to the terms of the Notes offered hereby (but constituting a separate series of debt securities for purposes of the Indenture) may be offered outside the United States by Ford Credit on a continuing basis, concurrently with the offering of the Notes hereby. Ford Credit may also sell Notes, other debt securities or other securities pursuant to another prospectus supplement to the accompanying prospectus.

        The agents and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Ford Credit, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the agents and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Ford Credit. If any of the agents or their affiliates have a lending relationship with Ford Credit, certain of those agents or their affiliates routinely hedge, and certain other of those agents may hedge, their credit exposure to Ford Credit consistent with their customary risk management policies. Typically, these agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Ford Credit's securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The agents and their respective affiliates may also make investment recommendations and/or publish or express independent research acquire, long and/or short positions in such securities and instruments.

        Ford Credit may enter into hedging transactions in connection with any particular issue of Notes, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, an agent participating in the distribution of that issue of Notes, or an affiliate of that agent. Agents and their affiliates may receive compensation, trading gain or other benefits in connection with the hedging transactions described above.

        If an agent for a particular offering of Notes or its affiliates receives more than 5% of the proceeds of such offering, not including underwriting compensation, then such offering will be conducted in compliance with the Financial Industry Regulatory Authority, Inc., or FINRA, Rule 5121, as administered by FINRA. Under FINRA Rule 5121, such agent will not be permitted to sell any Notes to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

Notice to Investors

        No action has been or will be taken by Ford Credit or any agent that would permit a public offering of any of the Notes, or possession or distribution of this prospectus supplement and the accompanying prospectus, any pricing supplement or any other offering material in relation to the Notes in any jurisdiction outside the United States where action would be required for that purpose. Accordingly, the Notes may not be offered or sold, directly or indirectly, and this prospectus supplement and the accompanying prospectus, any pricing supplement and any other offering material relating to the Notes may not be distributed, in any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any additional obligation on Ford Credit or the agents.

        Unless otherwise specified in the applicable pricing supplement, the following restrictions will apply to such pricing supplement (as they apply to this prospectus supplement and the accompanying prospectus) and to the specific Notes offered by such pricing supplement.

European Economic Area

        This document has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area that has implemented the Prospectus Directive (as defined below) (each, a "Relevant Member State") will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor any of the Underwriters have authorized, nor do we or they authorize, the making of any offer of Notes in circumstances in which an obligation arises for us or any Underwriters to publish or supplement a prospectus for such offer.

        In relation to each Relevant Member State, each Underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive (as defined below), 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Underwriters; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Issuer or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of these provisions above, the expression an "offer of the Notes to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe to the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        This document is only being distributed to, and is only directed at, persons in the United Kingdom who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc") of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

        Each Underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Japan

        The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the FIEL, and the Notes will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

        No Notes may be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made thereunder; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been or will be issued other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made thereunder.

Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person under Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1) of the SFA and Section 275(1A) of the SFA, respectively, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

LEGAL OPINIONS

        The legality of the Notes will be passed on for Ford Credit by David J. Witten, Esq., Assistant Secretary of Ford Credit and Attorney — Corporate of Ford, or other counsel satisfactory to the Agents. The legality of the Notes will be passed on for the Agents by Shearman & Sterling, 599 Lexington Avenue, New York, New York. Mr. Witten is a full-time employee of Ford and holds shares of common stock of Ford. Shearman & Sterling have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries including Ford Credit.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        With respect to the unaudited financial information of Ford Credit for the three and six month periods ended June 30, 2015 and 2014 and the three month periods ended March 31, 2015 and 2014, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that it has applied limited procedures in accordance with professional standards for a review of such information. However, its separate reports dated April 28, 2015 and July 28, 2015, incorporated by reference in this prospectus supplement, state that PricewaterhouseCoopers LLP did not audit and do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on its reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the "Act"), for its reports on the unaudited consolidated financial information because the reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

Ford Motor Credit Company LLC

Senior Debt Securities,
Subordinated Debt Securities and Warrants

        This prospectus is part of a registration statement that Ford Credit filed with the SEC. Under this registration, Ford Credit may, from time to time, sell the following types of securities described in this prospectus in one or more offerings:

  •
  our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

  •
  warrants to purchase debt securities; or

  •
  any combination of these securities.

        This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus.

        Investments in the securities involve certain risks. See "Risk Factors" beginning on page 1 of this prospectus.

        You should read both this prospectus and any prospectus supplement or term sheet together with additional information described under the heading "Where You Can Find More Information".

        Our principal executive offices are located at:

Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126
313-322-3000

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2015.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

        The securities are not being offered in any jurisdiction where the offer is not permitted.

        You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

RISK FACTORS

        Your investment in the securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the securities is suitable for you. The securities are not an appropriate investment for you if you do not understand the terms of the securities or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Credit Company LLC, referred to hereafter as Ford Credit, and Ford Motor Company, referred to hereafter as Ford, are discussed in Ford Credit's periodic reports referred to in "Where You Can Find More Information," below. For example, Ford Credit's Annual Report on Form 10-K for the year ended December 31, 2014 contains a discussion of significant risks that could be relevant to an investment in the securities. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

WHERE YOU CAN FIND MORE INFORMATION

        You can learn more about the financial results and credit ratings of Ford Credit by reading the annual, quarterly and current reports and other information Ford Credit files with the Securities and Exchange Commission, referred to hereafter as the SEC. You may read and copy any document Ford Credit files at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Ford Credit's SEC filings also are available to you at the SEC's web site at http://www.sec.gov.

        The SEC allows Ford Credit to incorporate by reference into this prospectus the information it files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of all the Securities has been completed.

  •
  Annual Report of Ford Credit on Form 10-K for the year ended December 31, 2014, which is referred to hereafter as the 2014 10-K Report.

  •
  Current Reports of Ford Credit on Form 8-K filed in 2015 on January 5, January 9, January 29, February 3, and March 3.

        These reports include information about Ford as well as information about Ford Credit.

        You may request copies of these filings at no cost, by writing or telephoning Ford Credit's principal executive offices at the following address:

Ford Motor Credit Company LLC
One American Road
Dearborn, MI 48126
Attn: Corporate Secretary
1-800-426-2888

INFORMATION CONCERNING FORD CREDIT

        Ford Credit was incorporated in Delaware in 1959, was converted to a Delaware limited liability company on May 1, 2007 and is an indirect, wholly owned subsidiary of Ford. As used herein "Ford Credit" refers to Ford Motor Credit Company LLC and its subsidiaries unless the context otherwise requires.

        Products and Services.    Ford Credit offers a wide variety of automotive financing products to and through automotive dealers throughout the world. The predominant share of our business consists of financing Ford and Lincoln vehicles and supporting the dealers of those brands. We earn our revenue primarily from:

  •
  Payments made under retail installment sale and lease contracts that we originate and purchase;

  •
  Interest rate supplements and other support payments from Ford and affiliated companies; and

  •
  Payments made under dealer financing programs.

        As a result of our financing activities, we have a large portfolio of finance receivables and operating leases which we classify into two segments: "consumer" and "non-consumer".

        Finance receivables and operating leases in the consumer segment include products offered to individuals and businesses that finance the acquisition of Ford and Lincoln vehicles from dealers for personal and commercial use. Retail financing includes retail installment sale contracts for new and used vehicles and direct financing leases for new vehicles to retail customers, government entities, daily rental companies, and fleet customers.

        Finance receivables in the non-consumer segment include products offered to automotive dealers, and receivables purchased from Ford and its affiliates. Ford Credit makes wholesale loans to dealers to finance the purchase of vehicle inventory (floorplan financing), as well as loans to dealers to finance working capital and improvements to dealership facilities, finance the purchase of dealership real estate, and finance other dealer vehicle programs. We also purchase receivables from Ford and its affiliates, primarily related to the sale of parts and accessories to dealers, receivables from Ford-related loans, and certain used vehicles from daily rental fleet companies.

        We also service the finance receivables and leases we originate and purchase, make loans to Ford affiliates, and provide insurance services related to our financing programs.

        Geographic Scope of Operations and Segment Information.    We conduct our financing operations directly and indirectly through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. We divide our business segments based on geographic regions: a North America segment and an International segment. The North America segment includes our operations in the United States and Canada. The International segment includes our operations in all other countries in which we do business directly and indirectly.

North America Segment

        Our United States operations accounted for 71% of our total managed receivables at year-end 2014 and 2013, and our Canadian operations accounted for 10% at year-end 2014 and 2013.

Managed receivables equals total net finance receivables and net investment in operating leases, excluding unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation).

        In the United States and Canada, under the Ford Credit and Lincoln Automotive Financial Services brand names, we provide financing services to and through dealers of Ford and Lincoln vehicles.

International Segment

        Our International segment includes operations in three main regions: Europe, Asia Pacific, and Latin America. Our Europe region is our largest international operation, accounting for approximately 15% and 16% of our total managed receivables at year-end 2014 and 2013, respectively. Within the International segment our Europe region accounted for 78% and 81% of our managed receivables at year-end 2014 and 2013, respectively. Our European operations are managed through a United Kingdom-based subsidiary, FCE Bank plc, referred to hereafter as FCE. FCE operates in the United Kingdom and has branches in 10 other European countries. FCE also has operating subsidiaries in Switzerland, Poland, the Czech Republic, and Hungary that provide a variety of retail, dealer, and operating lease financing. The United Kingdom and Germany are our largest markets in Europe, representing approximately 67% of FCE's finance receivables and operating leases. Approximately 18% of FCE's finance and lease receivables are from customers and dealers in Italy, France and Spain. FCE, through its Worldwide Trade Financing division, provides financing to distributors/importers in countries where typically there is no established local Ford presence. The Worldwide Trade Financing division currently provides financing in about 60 countries. In the Asia Pacific region, we operate in China, and we plan to commence operations in India in 2015. In the Latin America region, we operate in Mexico, Brazil, and Argentina. Our operations include joint ventures with local financial institutions and other third parties in various locations around the world. In addition, other private label operations and alternative business arrangements exist in some markets.

        The mailing address of Ford Credit's executive offices is One American Road, Dearborn, Michigan 48126, United States of America. The telephone number of such offices is (313) 322-3000.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for the years 2010-2014 for Ford Credit are included as an exhibit to Ford Credit's 2014 10-K Report and are incorporated in this prospectus by reference. The ratio of earnings to fixed charges for the years 2010-2014 for Ford are included as an exhibit to Ford's Annual Report on Form 10-K for the year ended December 31, 2014 and are incorporated in this prospectus by reference.

USE OF PROCEEDS

        Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt.

        Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit's long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.

PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC. Under this registration process, we may sell any combination of the following securities in one or more offerings:

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  unsecured debt securities ("debt securities"), which may be either senior (the "senior securities") or subordinated (the "subordinated securities"); or

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  warrants to purchase debt securities ("debt warrants").

        The terms of the securities will be determined at the time of offering.

        We will refer to the debt securities and debt warrants, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement or term sheet as the "offered securities." The offered securities, together with any debt securities, issuable upon exercise of debt warrants or conversion or exchange of other offered securities, as applicable, will be referred to as the "securities."

        Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the "Act"), we may add to and offer additional securities, including those to be sold by security holders, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

PROSPECTUS SUPPLEMENT OR TERM SHEET

        This prospectus provides you with a general description of the debt securities and debt warrants we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet which may be in the form attached hereto as Exhibit A that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or term sheet. You should read both this prospectus and any prospectus supplement or term sheet together with the additional information described above under the heading "Where You Can Find More Information."

        The prospectus supplement or term sheet to be provided with this prospectus will describe the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

        For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

DESCRIPTION OF DEBT SECURITIES

        We will issue debt securities in one or more series under an Indenture, dated as of March 16, 2015, between us and The Bank of New York Mellon, as Trustee (the "Trustee"). The Indenture may be supplemented from time to time.

        The Indenture is a contract between us and The Bank of New York Mellon acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an "Event of Default" described below occurs. Second, the Trustee performs certain administrative duties for us.

        The Indenture is summarized below. Because this discussion is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under "Limitation on Liens" and "Merger and Consolidation." Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

        The specific terms of each series of debt securities will be described in the particular prospectus supplement or term sheet relating to that series. The prospectus supplement or term sheet may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement or term sheet relating to that particular series.

General

        The Indenture does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

        The prospectus supplement or term sheet that will accompany this prospectus will describe the particular series of debt securities being offered by including:

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  the designation or title of the series of debt securities;

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  the total principal amount of the series of debt securities;

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  the percentage of the principal amount at which the series of debt securities will be offered;

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  the date or dates on which principal will be payable;

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  the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

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  the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

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  the terms for redemption, extension or early repayment, if any;

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  the currencies in which the series of debt securities are issued and payable;

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  the provision for any sinking fund;

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  any additional restrictive covenants;

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  any additional Events of Default;

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  whether the series of debt securities are issuable in certificated form;

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  any special tax implications, including provisions for original issue discount;

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  any provisions for convertibility or exchangeability of the debt securities into or for any other securities, including into or for any securities of a third party;

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  whether the debt securities are subject to subordination and the terms of such subordination; and

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  any other terms.

        The debt securities will be unsecured obligations of Ford Credit. Senior debt securities will rank equally with Ford Credit's other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See "— Subordination" below.

        Unless the prospectus supplement or term sheet states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

        Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars.

        Payment of the purchase price of the debt securities must be made in immediately available funds.

        As used in this prospectus, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open); and provided further that, with respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.

        "London Business Day" means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

        "Principal Financial Center" means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term "Principal Financial Center" means the following cities in the case of the following currencies:

Currency	Principal Financial Center
U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
New Zealand dollars	Auckland
South African rand	Johannesburg
Swiss francs	Zurich

        In the event that the LIBOR Currency is the euro, the Principal Financial Center will be London.

        Unless otherwise specified in the applicable prospectus supplement or term sheet, the authorized denominations of debt securities denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency debt securities will be set forth in the applicable prospectus supplement or term sheet.

        The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Interest

        Interest-bearing debt securities will bear interest from their respective dates of issue at a fixed rate ("Fixed Rate Notes") or a floating rate ("Floating Rate Notes," and Fixed Rate Notes and Floating Rate Notes are collectively referred to hereafter as "Notes."). The applicable prospectus supplement will specify the interest rate applicable to each interest-bearing Note and the frequency with which interest is payable. Unless otherwise specified in the prospectus supplement or term sheet relating to interest-bearing Notes, the following applicable terms will apply.

        Interest, if any, on the Notes will be payable in arrears on each Interest Payment Date to the persons in whose names the Notes are registered at the close of business on the 15th day preceding each such Interest Payment Date.

        The "Interest Payment Dates" for interest-bearing Notes with the stated payment frequencies will be as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Twentieth day of each calendar month, beginning in the first calendar month following the month in which the Note was issued.
Quarterly	Twentieth day of every third month, beginning in the third calendar month following the month in which the Note was issued.
Semiannual	Twentieth day of every sixth month, beginning in the sixth calendar month following the month in which the Note was issued.
Annual	Twentieth day of every twelfth month, beginning in the twelfth calendar month following the month in which the Note was issued.

        Interest rates on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of Notes from time to time, but no change of terms will affect any Note previously issued or as to which we have accepted an offer to purchase.

        Each interest payment on a Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be (each such time period an "Interest Period").

Fixed Rate Notes

        Each Fixed Rate Note will bear interest at a fixed interest rate per annum. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the Maturity Date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, then the principal and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or on such Interest Payment Date.

Floating Rate Notes

        Each Floating Rate Note will have an interest rate basis or formula. Ford Credit may base that formula on:

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  the Commercial Paper Rate;

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  LIBOR;

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  the Federal Funds Rate;

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  the Prime Rate;

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  the Treasury Rate; or

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  another interest rate basis or formula.

        The prospectus supplement or term sheet also will indicate any Spread which will be added to or subtracted from (or which will be applied as a multiplier) the interest rate formula to determine the interest rate. A Floating Rate Note may have either of the following: a ceiling on the rate at which interest may accrue during any Interest Period (a "Maximum Interest Rate"), and a floor on the rate at which interest may accrue during any Interest Period, which floor may not be less than zero. In addition to any Maximum Interest Rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

        Ford Credit will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless a different party is identified in the prospectus supplement or term sheet, The Bank of New York Mellon will be the calculation agent. In most cases, a Floating Rate Note will have a specified "Interest Reset Date," "Interest Determination Date" and "Calculation Date" associated with it. An Interest Reset Date is the date on which the interest rate on a Floating Rate Note changes. An Interest Determination Date is the date as of which the new interest rate is determined, based on the applicable interest rate basis or formula. The Calculation Date is the date by which the calculation agent will determine the new interest rate for a particular Interest Reset Date.

        Change of Interest Rate.    Ford Credit may reset the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semi-annually, annually or on some other basis specified in the applicable prospectus supplement or term sheet.

        The related prospectus supplement or term sheet will describe the initial interest rate and/or interest rate formula for each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined as of each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the next Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

        Date Interest Rate is Determined.    The Interest Determination Date for Floating Rate Notes will be specified in the applicable prospectus supplement or term sheet.

Index Maturity

        The prospectus supplement or term sheet for each Floating Rate Note will typically specify an "Index Maturity" for such Notes, which is the period to maturity of the instrument or obligation on which the floating interest rate formula is based (e.g., "Three Month LIBOR").

        Calculation Date.    The "Calculation Date," if applicable, relating to an Interest Determination Date will be the earlier of (1) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next following Business Day, or (2) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

        Upon the request of the beneficial holder of any Floating Rate Note, Ford Credit will provide, or cause the calculation agent to provide, the interest rate then in effect for such Floating Rate Note and, if available, the interest rate that will become effective on the next Interest Reset Date for such Floating Rate Note.

        Payment of Interest.    Payments of interest on Floating Rate Notes will be paid on the Interest Payment Dates and on the day of maturity, redemption or repurchase.

        Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be.

        Ford Credit will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. The Regular Record Date for a Floating Rate Note will be on the 15th day (whether or not a Business Day) preceding the Interest Payment Date. If an Interest Payment Date for any Floating Rate Note (but not the Maturity Date) is not a Business Day, the Interest Payment Date will be postponed to the next Business Day, except that in the case of LIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal, premium, if any, and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

        Ford Credit will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day will be computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

        Calculation of Interest.    The interest rate basis for different types of Floating Rate Notes will be determined as follows.

        Commercial Paper Rate Notes.    The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate for that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 p.m. New York City time on the Calculation Date for such Interest Determination Date under the heading "Commercial Paper — Nonfinancial".

        The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

  •
  If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper — Nonfinancial."

  •
  If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m. New York City time on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of US dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization. The calculation agent will select the three dealers referred to above.

  •
  If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

        "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D × 360 360–(D × M)	× 100

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the reset period for which interest is being calculated.

        LIBOR Notes.    The "LIBOR" for any Interest Determination Date is the rate for deposits in the LIBOR Currency having the Index Maturity specified in such pricing supplement or term sheet as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service or any successor service nominated by ICE Benchmark Administration Ltd. for the purpose of displaying the London interbank rates of major banks for the designated LIBOR Currency) ("Reuters Page LIBOR01") as of 11:00 a.m., London time, on such LIBOR Interest Determination Date.

        The following procedure will be followed if LIBOR cannot be determined as described above:

  •
  The calculation agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent to provide the calculation agent with its offered quotation for deposits in the designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement or term sheet, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center (as described above), on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the agents) in such Principal Financial Center selected by the calculation agent for loans in the designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement or term sheet and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR Interest Determination Date.

        "LIBOR Currency" means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.

        EURIBOR Notes.    The "EURIBOR" for any Interest Determination Date is the offered rate for deposits in euro having the Index Maturity specified in the applicable pricing supplement or term sheet, beginning on the second TARGET Business Day after such EURIBOR Interest Determination Date, as that rate appears on Reuters Page EURIBOR 01 as of 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date.

        The following procedure will be followed if EURIBOR cannot be determined as described above:

  •
  EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the quotations.

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  If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that Interest Determination Date, by three major banks in the euro-zone selected by the calculation agent: loans of euro having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in an amount that is representative of a single transaction in euro in that market at the time.

  •
  If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

        Federal Funds Rate Notes.    The "Federal Funds Rate" will be calculated by reference to either the "Federal Funds (Effective) Rate", the "Federal Funds Open Rate" or the "Federal Funds Target Rate", as specified in the applicable pricing supplement or term sheet. The Federal Funds Rate is the rate determined by the calculation agent, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), in accordance with the following provisions:

  •
  If Federal Funds (Effective) Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption "Federal funds (effective)," as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) ("Reuters Page FEDFUNDS1") under the heading "EFFECT," or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal funds (effective)."

  •
  The following procedure will be followed if "Federal Funds (Effective) Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent, prior to 9:00 a.m., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  •
  If Federal Funds Open Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) ("Reuters Page 5"), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the Federal Funds Rate Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. ("Bloomberg"), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

  •
  The following procedure will be followed if "Federal Funds Open Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  •
  If Federal Funds Target Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) ("Reuters Page USFFTARGET=").

  •
  The following procedure will be followed if "Federal Funds Target Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date.

        Prime Rate Notes.    The "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate for that date, as published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Bank Prime Loan" or, if not yet published on the Calculation Date, the rate for such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan."

        The calculation agent will follow the following procedures if the Prime Rate cannot be determined as described above:

  •
  If the rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as "US Prime 1" as that bank's prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that Interest Determination Date.

  •
  If at least one rate but fewer than four rates appear on the Reuters screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major money center banks in the City of New York selected by the calculation agent.

  •
  If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

        "Reuters Screen US PRIME 1" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

        Treasury Rate Notes.    The "Treasury Rate" for any Interest Determination Date is the rate for that date set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the related prospectus supplement or term sheet under the caption "INVESTMENT RATE" on the display on Reuters on page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date.

        The calculation agent will follow the following procedures if the Treasury Rate cannot be determined as described above:

  •
  If the rate is not so published on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High."

  •
  If the rate is not published by 3:00 p.m. New York City time on the Calculation Date and cannot be determined as described in the immediately preceding paragraph, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as otherwise announced by the United States Department of Treasury.

  •
  If the results of the most recent auction of Treasury bills having the Index Maturity described in the prospectus supplement or term sheet are not yet published or announced as described above by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the Bond Equivalent Yield on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) prior to 3:00 p.m. New York City time under the caption "U.S. Government securities/Treasury bills/Secondary market" or, if not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on such Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary market."

  •
  If such rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related prospectus supplement or terms sheet. The calculation agent will select the three dealers referred to above.

  •
  If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

        "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D × N 360–(D × M)	× 100

where "D" refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Period.

Indexed Notes

        We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call "Indexed Notes," are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

        If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Renewable Notes

        We may issue Renewable Notes ("Renewable Notes") which are debt securities that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet.

        The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a stated maturity date beyond which the maturity date cannot be renewed.

        If a Renewable Note is represented by a global security, The Depository Trust Company ("DTC") or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

Extendible Notes

        We may issue Notes whose stated maturity date may be extended at our option (an "Extendible Note") for one or more whole-year periods (each, an "Extension Period"), up to but not beyond a stated maturity date described in the related prospectus supplement or term sheet.

        We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then-effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail (at least 40 days prior to the maturity date) to the registered holder of the Extendible Note a notice (an "Extension Notice") informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.

        However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

        If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then-effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

          (1)   the Extendible Note with the form "Option to Elect Repayment" on the reverse of the Note duly completed; or

          (2)   a facsimile transmission, telex or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority ("FINRA") or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however; that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

        If an Extendible Note is represented by a global security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

Limitation on Liens

        If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a "Mortgage") any of its property or assets to secure indebtedness for borrowed money, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed 5 percent of Consolidated Net Tangible Assets (as defined in the Indenture) of Ford Credit and its consolidated subsidiaries in the aggregate at any one time outstanding and does not apply to:

  •
  certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

  •
  Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

  •
  Mortgages in favor of Ford Credit or any Restricted Subsidiary;

  •
  Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

  •
  deposits made in connection with pending litigation;

  •
  Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

  •
  Mortgages in connection with any Hedging Transaction (as defined in the Indenture);

  •
  Mortgages in connection with, or pursuant to, any Qualified Securitization Transaction (as defined in the Indenture); and

  •
  any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 10.04).

Merger and Consolidation

        The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see "Limitation on Liens" above) without equally and ratably securing the debt securities. (Section 8.03).

Events of Default and Notice Thereof

        The Indenture defines an "Event of Default" as being any one of the following events:

  •
  failure to pay interest for 30 days after becoming due;

  •
  failure to pay principal or any premium for five business days after becoming due;

  •
  failure to make a sinking fund payment for five days after becoming due;

  •
  failure to perform any other covenant applicable to the debt securities for 90 days after notice;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  any other Event of Default provided in the prospectus supplement.

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

        If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

        The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term "default" includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.02.)

        Annually, Ford Credit must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.05.)

        Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.03.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

Modification of the Indenture

        With certain exceptions, Ford Credit's rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than a majority in principal account of those debt securities affected by such modification (voting as a single class). No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

        The extent to which a particular series of subordinated debt securities may be subordinated to our unsecured and unsubordinated indebtedness will be set forth in the prospectus supplement for any such series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions.

Global Securities

        Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with DTC, which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or "beneficially" through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

        While the debt securities are represented by one or more global certificates:

  •
  You will not be able to have the debt securities registered in your name.

  •
  You will not be able to receive a physical certificate for the debt securities.

  •
  Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

  •
  Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

  •
  You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

  •
  Because the debt securities will trade in DTC's Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

        A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

DESCRIPTION OF WARRANTS

        The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement or term sheet relating to such warrants.

General

        We may issue warrants to purchase debt securities. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

  •
  the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

  •
  the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

  •
  whether such warrants will be issued in registered form or bearer form;

  •
  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of certain U.S. federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

PLAN OF DISTRIBUTION

        We may sell the securities to or through agents or underwriters or directly to one or more purchasers.

By Agents

        We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

        We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

        We may sell securities directly to investors. In this case, no underwriters or agents would be involved.

        As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic "dutch auction" of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

        Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

        In compliance with guidelines of the FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

        In order to facilitate the offering of the debt securities, the underwriters or agents may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' or agents' option to purchase additional debt securities from us in the offering. The underwriters or agents may close out any covered short position by either exercising the option to purchase additional debt securities or purchasing debt securities in the open market. In determining the source of debt securities to close out the covered short position, the underwriters or agents will consider, among other things, the price of debt securities available for purchase in the open market as compared to the price at which they may purchase debt securities through the option. "Naked" short sales are sales in excess of the option. The underwriters or agents must close out any naked short position by purchasing debt securities in open market. A naked short position is more likely to be created if the underwriters or agents are concerned that there may be a downward pressure on the price of the debt securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the debt securities made by the underwriters or agents in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

LEGAL OPINIONS

        David J. Witten, who is Ford Credit's Assistant Secretary, has given an opinion about the legality of the securities. Mr. Witten owns shares of Ford common stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Date:

Term Sheet

To Prospectus dated

Original Issue Date:

Maturity Date:

Principal Amount:

Interest Rate:

        Fixed ☐

        Floating ☐

        Interest Rate Basis:

        Index Maturity:

        Spread:

        Initial Interest Determination Date:

        Interest Determination Dates:

        Interest Reset Dates:

Day Count Convention:

Interest Payments Dates:

Record Dates if different:

Redemption Provisions:

        Treasury Makewhole Spread:

        Redemption Dates:

Payment of Additional Amounts: ☐

Tax Redemption: ☐

Plan of Distribution: